Exhibit 99.1

Operator

Good afternoon and welcome to the Global Net Lease First Quarter 2023 Earnings Call. [Operator Instructions]. I would now like to turn the conference over to Curtis Parker, Senior Vice President. Please go ahead.

Curtis Parker

Thank you. Good afternoon everyone and thank you for joining us for GNL's first quarter 2023 Earnings Call. This call is being webcast in the Investor Relations section of GNL's website at www.globalnetlease.com. Joining me today on the call to discuss this quarter’s results are Jim Nelson, GNL’s Chief Executive Officer and Chris Masterson, GNL’s Chief Financial Officer.

The following information contains forward-looking statements, which are subject to risks and uncertainties. Should one or more of these risks or uncertainties materialize, actual results may differ materially from those expressed or implied by the forward-looking statements. We refer all of you to our SEC filings including the Form 10-K for the year ended December 31, 2022 filed on February 23, 2023 and all other filings with the SEC after that date for a more detailed discussion of the risk factors that could cause these differences.

Any forward-looking statements provided during this conference call are only made as of the date of this call. As stated in our SEC filings, GNL disclaims any intent or obligation to update or revise these forward-looking statements except as required by law. Also, during today's call, we will discuss non-GAAP financial measures, which we believe can be useful in evaluating the company's financial performance. These measures should not be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP. A reconciliation of these measures to the most directly comparable GAAP measure is available in our earnings release and supplement which are posted to our website. Please also refer to our earnings release for more information about what we consider to be implied investment grade tenants, a term we will use throughout today's call.

I'll now turn the call over to our CEO, Jim Nelson. Jim?

James Nelson

Thanks, Curtis, and thank you to everyone for joining us on today’s call. We had a strong start to the year, completing a large, accretive acquisition and demonstrating continued strong renewal and expansion leasing activity as we continue to advance our differentiated international and domestic strategy. We've maintained occupancy of 98% across the portfolio and nearly 60% of our long-term leases are with Investment Grade Tenants based on annualized straight line rent. Since the beginning of 2020, approximately 80% of GNL’s acquisitions have been industrial or distribution assets which comprised 55% of our portfolio at the end of the first quarter. We believe our best-in-class portfolio is well positioned for meaningful capital appreciation and that our dividend provides shareholders a very compelling current yield.

In this rising interest rate environment, GNL continues to benefit from predominately fixed rate debt, which minimizes the impact of rate increases, and a sophisticated hedging program designed to minimize negative impact to our cash flow from foreign exchange instability and a stronger US dollar. In the first quarter, our AFFO was $39.8 million or $0.38 per share, a decrease from the first quarter of 2022 but on a constant currency basis, when we applied the average monthly currency rates from the first quarter 2022, first quarter revenues would have been up by $3.2 million to $97.5 million. Our AFFO was negatively impacted by the strengthening of the U.S. dollar relative to the Euro and Pound compared to the prior year. We think our unique global capabilities, strong balance sheet and best-in-class real estate assets continue to support GNL's positive performance.

In the first quarter we leased over 675,000 square feet through seven lease extensions at a positive 4.2% spread over the previous leases. These new leases, which were set to expire soon, now have a weighted-average remaining lease term of 7.0 years. The year-to-date renewal and expansion leasing adds $39.6 million of net new straight-line rent over the new lease terms. As these leases were signed during the quarter, our first quarter results do not include the full impact of these renewals. Rather, we believe that the renewed leases, for properties the Company owns in the US, UK, and Germany and that are leased to investment-grade tenants such as the US Government and Capgemini, will have a positive long-term impact on our portfolio. Thanks to our leasing efforts, our portfolio only has 2% of leases expiring during the balance of this year with 73% of our leases not expiring until 2028 or later.

In January, we completed an over $75 million accretive acquisition of eight properties leased to Boots UK Limited, a subsidiary of Walgreens. As we have discussed, although we are not focusing on retail assets, we were able to acquire these properties, which total over 323,000 square feet and have 11.5 years of lease term remaining, at an extremely attractive 10.6% going-in cap rate. Walgreens is rated "BBB" and "Baa2" from S&P and Moody's, respectively, and we are happy to have their credit in our portfolio at such a favorable cap rate. As always, we will continue to evaluate the acquisitions and dispositions that we believe maximize the value of our portfolio.

At quarter end, our $4.6 billion, 317 property portfolio had a weighted average remaining lease term of 7.8 years. Geographically, 236 of our properties are located in the U.S. and Canada, representing 61% of annualized straight-line rent revenue. We own 81 properties in the U.K. and Western Europe, which generate 39% of annualized straight-line rent. Our portfolio is well-diversified with 140 tenants in 52 industries, with no single industry representing more than 12% of the whole portfolio and no tenant exceeding 5% of the portfolio, based on annual straight-line rent. Approximately 95% of our leases feature annual rental increases which increase the cash rent that is due over time from these leases.

Based on straight-line rent, approximately 60.5% of our leases feature fixed-rate escalations, 27.1% have escalations that are based on the Consumer Price Index, and 7.0% have escalations based on other measures. At the end of the first quarter, our assets were composed of 55% industrial and distribution, 40% office, and 5% retail with 60% of annual straight-line rent coming from Investment Grade or implied Investment Grade tenants.

Our differentiated investment strategy continues to deliver value and we remain focused on growing our portfolio by acquiring highly dependable single-tenant industrial and distribution properties in North America and Europe. Our successful lease renewals speak to the mission-critical nature of the properties that we own, where the weighted-average remaining lease term is nearly eight years. We are well-positioned for the future and I look forward to building on our progress through the rest of the year.

With that, I'll turn the call over to Chris to walk through the financial results in more detail before I follow up with some closing remarks. Chris?

Chris Masterson

Thanks, Jim.

For the first quarter 2023 we recorded revenue of $94.3 million, with a net loss attributable to common stockholders of $6.0 million. FFO and AFFO for the first quarter were $31.0 million and $39.8 million, respectively, or $0.30 and $0.38 per share. On a constant currency basis, (applying the average monthly currency rates from the first quarter 2022), revenues in the first quarter of 2023 would have been up by $3.2 million year-over-year to $97.5 million. Our AFFO was negatively impacted by the strengthening of the U.S. dollar relative to the Euro and Pound compared to the prior year, however our comprehensive hedging program helped mitigate the negative impact of a strong dollar on our revenue. As always, a reconciliation of GAAP net income to the non-GAAP measures can be found in our earnings release.

On the balance sheet, we ended the quarter with net debt of $2.4 billion at a weighted-average interest rate of 4.4% and $119.2 million of cash and cash equivalents. Our net debt to trailing twelve month adjusted EBITDA ratio was 8.3x at the end of the quarter. The weighted-average debt maturity at the end of the first quarter 2023 was 3.7 years. The components of our debt include $500.0 million in senior notes, $767.9 million on the multi-currency revolving credit facility and $1.3 billion of outstanding gross mortgage debt. This debt was approximately 67% fixed rate, which is inclusive of floating rate debt with in-place interest rate swaps. The company has a well-cushioned interest coverage ratio of 2.9x. As of March 31, 2023, liquidity was approximately $184.4 million. The Company distributed $41.7 million in dividends to common shareholders in the quarter, or $0.40 per share.

Our net debt to enterprise value was 60.3% with an enterprise value of $4.0 billion based on the March 31, 2023, closing share price of $12.86 for common shares, $20.65 for Series A preferred shares and $20.92 for Series B preferred shares. With that, I'll turn the call back to Jim for some closing remarks.

James Nelson

Thanks, Chris.

The acquisitions and leasing we completed during the first quarter are great examples of how our team continues to execute on our acquisitions and asset management strategies, which we believe create value for our shareholders. Our best in class portfolio features long-term leases with investment grade and other high quality tenants, balanced asset classes, and strong geographic and industry diversity. With primarily fixed-rate debt and comprehensive hedging strategies, we believe we are positioned to minimize the impact of ongoing interest rate and foreign exchange turbulence, allowing us to focus on creating value for shareholders. We look forward to continuing to create value in our portfolio through strategic acquisitions and dispositions through the rest of this year and working with our tenants to renew and expand their leases to meet our mutual goals.

With that, Operator, we can open the line for questions.

Question-and-Answer Session

Operator

[Operator Instructions]